ROPES & GRAY
ONE INTERNATIONAL PLACE
BOSTON, MASSACHUSETTS 02110-2624
(617) 951-7000

December 23, 1996


Putnam Income Fund
One Post Office Square
Boston, Massachusetts 02109

Ladies and Gentlemen:

	We are furnishing this opinion in connection with the sale during the fiscal year ended October 31, 1996 of 89,872,864 shares of beneficial interest (the "Shares") of Putnam Income
Fund.

	We understand that on your books you record as sold Shares for which orders have been accepted notwithstanding that on the date of acceptance such Shares may not have been paid for, and that for purposes of compliance with Rule 24f-2 (the "Rule") under the Investment Company Act of 1940, as amended, you regard such Shares as having been sold.

	We have examined copies of (i) your Agreement and Declaration of Trust as on file at the office of the Secretary of State of The Commonwealth of Massachusetts, which provides for an unlimited number of authorized shares of beneficial interest, and
(ii) your Bylaws, which provide for the issue and sale by the Fund of such Shares. We have also examined (i) a copy of the notice (the "Notice") to be filed pursuant to the Rule by you with the Securities and Exchange Commission relating to your registration of an indefinite number of shares of beneficial interest of the Fund pursuant to the Securities Act of 1933, as amended, and making definite registration of the Shares pursuant to the Rule, and (ii) a certificate of the Treasurer of the Fund stating that 89,642,384 of the Shares had been recorded as issued and that the appropriate consideration therefore as provided in your Bylaws had been received at October 31, 1996, and that 230,480 of the Shares had been recorded as sold and issued on your books at October 31, 1996, but that at that date payment had not been received and was not then due in the ordinary course of business.


ROPES & GRAY
December 23, 1996
page 2


	We assume that appropriate action has been taken to register or qualify the sale of the Shares under any applicable state and federal laws regulating offerings and sales of securities, and that the Notice will be timely filed with the Securities and Exchange Commission.

	Based upon the foregoing, we are of the opinion that:

	1. The Fund is a legally organized and validly existing voluntary association with transferable shares of beneficial interest under the laws of The Commonwealth of Massachusetts and is authorized to issue an unlimited number of shares of beneficial interest.

	2. The Shares were validly issued and, except for the 230,480 Shares for which payment had not been received at October 31, 1996 and was not then due in the ordinary course of business, were fully paid and nonassessable by the Fund at October 31, 1996.

	The Fund is an entity of the type commonly known as a Massachusetts business trust. Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Fund. However, the Agreement and Declaration of Trust disclaims shareholder liability for acts or obligations of the Fund and requires that notice of such disclaimer be given in each agreement, obligation or instrument entered into or executed by the Fund or its Trustees. The Agreement and Declaration of Trust provides for indemnification out of the property of the Fund for all loss and expense of any shareholder of the Fund held personally liable for the obligations of the Fund solely by reason of his being or having been a shareholder of the Fund. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the Fund itself would be unable to meet its obligations.

	We consent to this opinion accompanying the Notice.

						Very truly yours,
						/s/ Ropes & Gray
						Ropes & Gray